Exhibit 5.1

DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 T: (858) 677-1400 F: (858)-677-1401 www.dlapiper.com
September 18, 2015

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Cohu, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of up to 2,250,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), pursuant to awards granted or to be granted under the Company’s 2005 Equity Incentive Plan and the Company’s 1997 Employee Stock Purchase Plan, each as amended and restated (the “Plans”). The 2,250,000 shares of Common Stock issuable under the Plans are hereinafter referred to as the “Shares.”

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 2,250,000 shares of Common Stock which may be issued under the Plans are duly authorized shares of the Company’s Common Stock and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)